Exhibit 10.7

FIRST HOME BANCORP, INC.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The securities offered under the First Home Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan have not been and will not be registered under the Securities Act, and may not be offered or sold except in certain transactions exempt from the registration requirements of the Securities Act. Participation in the Plan is limited to Company shareholders who are residents of the State of Florida. This Plan does not constitute an offer for sale of securities in any jurisdiction other than the State of Florida or to any person who is not a shareholder of the Company. Shares acquired pursuant to the Plan may only be resold by the Participant within the State of Florida during the nine (9) month period following the Dividend Payment Date on which the Shares are acquired.

General Terms

Introduction

This Plan is being offered to Eligible Holders. The Plan is administered by the Agent.

Purpose

The Plan has been established for the purposes of offering Eligible Holders: (i) a convenient method to reinvest cash dividends on Shares declared and payable to them; and (ii) to optionally purchase additional Shares, both as described below. All such Shares are purchased directly from the Company by the Agent, which acts as agent for the Eligible Holders under the Plan.

Defined Terms

Where used in the Plan, the following terms shall have the following meanings, respectively:

“Agent” means Transfer Online, Inc., or such other stock transfer agent as may be appointed by the Board of Directors of the Company from time to time.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day on which the Agent’s principal offices in Portland, Oregon are generally open for the transaction of commercial business but does not, in any event, include a Saturday, Sunday, or any day that is a statutory or municipal holiday in Portland, Oregon.

“Close of Business” means 5:00 p.m. (Oregon time) on a Business Day.

“Company” means First Home Bancorp, Inc.

“Dividend Payment Date” means the date determined by the Board of Directors on which a cash dividend is to be paid to Shareholders as of the Dividend Record Date.

“Dividend Record Date” means the record date determined by the Board of Directors in respect of which holders of Shares will be entitled to receive a cash dividend.

“Eligible Holder” means a Shareholder who: (i) is a resident of the State of Florida; and (ii) owns Shares.

“Eligible Shares” means Shares held by Eligible Holders.

“Optional Additional Purchases” means a Participant’s purchase for cash of Shares pursuant to the Plan.

“Participant” means an Eligible Holder who has elected, in accordance with the terms hereof, to participate in the Plan.

“Plan” means the First Home Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan.

“Plan Enrollment Form” means the authorization form required to participate in this Plan to be made available to each Eligible Holder by the Agent.

“Purchase Price” means the per Share price at which Shares shall be sold and issued pursuant to the Plan.

“Securities Act” means the Securities Act of 1933, as amended.

“Share” means a share of Company common stock.

“Shareholder” means a holder of a Share.

Features

Under the Plan, a Participant may purchase Shares with the cash dividends paid on the Eligible Shares which are registered in the name of the Participant or held in a Participant’s account maintained pursuant to the Plan.

A Participant may also make Optional Additional Purchases on each Dividend Payment Date. The maximum purchase price of Optional Additional Purchases a Participant may make in any one calendar quarter is $10,000. The minimum purchase price of Optional Additional Purchases a Participant may make in any one calendar quarter is $250.

Shares shall be issued from the Company’s authorized but unissued Shares. The Purchase Price shall be established by the Board of Directors as of each Dividend Record Date. No commissions, service charges, or brokerage fees are payable by Participants in connection with the purchase of Shares under the Plan.

Dividends in respect of whole and fractional Shares (up to two decimal places) purchased under the Plan will be credited to a Participant’s account and will be automatically invested as instructed by such Participant under the Plan until such time as the Participant’s participation in the Plan is terminated.

Participation

Participation and Enrollment in the Plan

In order to be eligible to participate in the Plan, a Shareholder must be an Eligible Holder. An Eligible Holder who is a registered holder of Shares of record may enroll in the Plan at any time by completing a Plan Enrollment Form and returning it to the Agent.

A completed Plan Enrollment Form must be received by the Agent no later than five (5) Business Days prior to a Dividend Record Date, in order for that cash dividend to be invested under the Plan on the relevant Dividend Payment Date or for an Optional Additional Purchase to be made on that Dividend Payment Date. If the Agent receives the Enrollment Form after such date, the cash dividend will be paid to the Shareholder in the usual manner and participation in this Plan will be initiated for subsequent cash dividends and any funds remitted for an Optional Additional Purchase shall be retained until the next Dividend Payment Date, at which time the Agent shall apply such funds to an Optional Additional Purchase on behalf of such Participant.

Once a Participant is enrolled, the Company will forward to the Agent all of the Participant’s cash dividends on Shares (less any applicable withholdings) and direct the Agent to invest such amounts in Shares for the benefit of the Participant. The Agent will apply such funds received under the Plan to the purchase of additional Shares under the Plan.

A Participant may make Optional Additional Purchases by remitting funds to the Agent no later than five (5) Business Days prior to a Dividend Record Date, in order for such funds to be invested under the Plan on the relevant Dividend Payment Date.

The minimum amount of an Optional Additional Purchase for any Participant in any calendar quarter is $250 of Shares, determined by dividing such amount by the Purchase Price. The maximum amount of an Optional Additional Purchase for any Participant in any calendar quarter is $10,000 of Shares, as determined by dividing such amount by the Purchase Price.

No interest will be paid to Participants on any funds held for investment under the Plan.

Eligible Holders who are beneficial holders (owners of Shares that are not registered in their own names) may participate in this Plan by either: (a) having their Shares transferred into their own name; or (b) by contacting their broker to request information on how to participate in this Plan on their behalf while maintaining the Shares in such nominee’s account.

Once a Participant has enrolled in the Plan, participation continues automatically unless terminated in accordance with the terms of the Plan.

If any Shares are held by a non-Eligible Holder, such Shareholder is not eligible to participate in the Plan. Upon ceasing to be an Eligible Holder, a Participant shall promptly notify the Agent or his or her broker of same and shall automatically be deemed to cease to be a Participant as of the date the Participant ceased to be an Eligible Holder.

Purchase of Shares

On each Dividend Payment Date, the Company shall promptly pay over to the Agent, on behalf of Participants, all cash dividends paid on their Shares (net of applicable withholdings), which shall in turn be remitted to the Company to purchase additional Shares from the Company at the Purchase Price.

On each Dividend Payment Date, the Agent shall remit to the Company funds received by Participants to make Optional Additional Purchases at the Purchase Price.

After receiving such funds from the Agent, the Company shall issue the appropriate number of Shares to each appropriate Participant and the Agent shall hold such Shares in each such Participant’s account with Agent.

Transfer of Participation Rights

The right to participate in the Plan may not be transferred by a Participant or by an Eligible Holder.

Termination of Participation

Participation in the Plan may be terminated by a Participant at any time by sending written notification of withdrawal to the Agent. Upon termination of participation in the Plan, the Agent shall deliver to the Participant a certificate for whole shares credited to his or her account. In addition, any fraction of a Share held for the account of such Participant will be cancelled in exchange for such cash payment prorated to the last Purchase Price established prior to the date of termination.

If the notice of termination is received by the Close of Business at least five (5) Business Days prior to a Dividend Record Date, termination of the Participant’s Participation in the Plan will be effective in respect of that Dividend Record Date. Otherwise, the termination will be effective in respect of the next succeeding Dividend Record Date. A termination by a Participant will not prevent such Shareholder from Participating in the Plan at a later date.

After termination of participation in the Plan, all subsequent dividends will be paid to the former Participant in cash in the usual manner.

Participation in the Plan will be terminated upon receipt by the Agent of evidence satisfactory to the Agent of the death of a Participant; thereafter all dividends paid in respect of the Shares of the deceased Participant will be paid in cash.

Amendment, Suspension or Termination of the Plan

The Company reserves the right to amend, suspend, or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interest of the Participants.

In the event of suspension or termination of the Plan by the Company, no investment will be made by the Agent on the Dividend Payment Date immediately following the effective date of such suspension or termination. Any dividend subject to the Plan and paid after the effective date of any such suspension or termination will be remitted by the Company to the Participants in cash only, in the usual manner.

The Company may remove the Agent at any time on not less than ninety (90) days prior notice to the Agent, and appoint another person as the Agent.

Similarly, the Agent may resign at any time on not less than ninety (90) days prior notice to the Company and upon delivery to the Company of all property and records held in connection with the Plan.

Rules and Regulations

The Company, in conjunction with the Agent, may from time to time adopt rules and regulations to facilitate the administration of the Plan. The Company also reserves the right to regulate and interpret the Plan as it deems necessary or desirable to ensure the efficient and equitable operation of the Plan.

Costs

There shall not be any commissions, service charges, or brokerage fees payable by Participants in connection with the issuance of Shares under the Plan. All administrative costs of the Plan shall be borne by the Company.

Recording & Certificates

Reports to Participants

An account will be maintained by the Agent for each Participant with respect to purchases of Shares under the Plan for the account of such Participant. An unaudited statement of account regarding purchases under the Plan will be mailed on a quarterly basis to each Participant who is a registered holder of Shares. These statements of account are a Participant’s continuing record of purchases of Shares made on behalf of such Participant pursuant to the Plan and should be retained for income tax purposes. Participants are responsible for calculating and monitoring their own adjusted cost basis in Shares for income tax purposes, as certain averaging rules may apply and such calculations may depend on the cost of other Shares held by a Shareholder. Beneficial owners of Shares who are enrolled in the Plan through a nominee may or may not be provided with such reports or forms from their nominee.

Withdrawals

Shares purchased under the Plan will be held by the Agent for Participants. Certificates for such Shares will not be issued to Participants unless specifically requested by a Participant.

Shares held by the Agent for a Participant may not be pledged, sold or otherwise disposed of by the Participant while so held. A Participant who wishes to effect any such transaction must request that the certificates for such Shares be issued in the Participant’s name.

Responsibilities of the Company and the Agent

The Company and the Agent shall not be liable for any act, or any omission to act, in connection with the operation of the Plan including, without limitation, any claims for liability:

•	relating to the determination from time to time of the Purchase Price and the times purchases of Shares are made;

•	arising from a decision to participate in the Plan;

•	arising in connection with income taxes (together with any applicable interest and/or penalties) payable by Participants in connection with their participation in the Plan; or

•	arising out of actions taken as a result of inaccurate or incomplete information or instructions.

Participants should recognize that neither the Company nor the Agent can assure a profit or protection against a loss on the Shares purchased under the Plan.

Compliance with Laws

The operation and implementation of the Plan is subject to compliance with all applicable legal requirements, including obtaining all appropriate regulatory approvals and exemptions from registration and prospectus requirements, and the requirements of any stock exchange on which the Shares are listed. The Company may limit the Shares issuable under the Plan in connection with discretionary exemptive relief relating to the Plan granted by any securities regulatory authority.

Notices

All notices required to be given under the Plan shall be mailed to a Participant at the address shown on the records of the Agent’s or the Participant’s broker, as the case may be.

Notices to the Agent shall be sent to:

Transfer Online, Inc.

512 SE Salmon Street

Portland, Oregon 97214

Notices to the Company shall be sent to:

First Home Bancorp, Inc.

700 Central Avenue, Suite 102

St. Petersburg, Florida 33701

Effective Date of the Plan

The effective date of the Plan is August 31, 2016.